Exhibit 99.1

Contact:	Joseph S. Podolski President & CEO (281) 719-3447
Repros Therapeutics Inc. Reports Fourth Quarter and Year End 2006 Financial Results and
Provides Clinical Development Update
THE WOODLANDS, Texas — March 14, 2007 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the year and fourth quarter ended December 31, 2006 and provided an update on the company’s ongoing clinical programs.
Financial Results
Total revenues for 2006 were $596,000 as compared to $634,000 for 2005. Research and development grants for 2006 were zero as compared to $4,000 for 2005 relating to the Company’s prior Small Business Innovative Research (“SBIR”) grants. Interest income decreased 5% to $596,000 for 2006 as compared to $630,000 for 2005 primarily due to lower cash balances.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 95% to $11.9 million in 2006 from $6.1 million in 2005. The increase in 2006 was primarily due to increased spending in our advanced-stage clinical development programs, an increase of $142,000 in personnel costs, an increase in non-cash stock option compensation expense of $107,000 and a $71,000 increase in consulting fees.
General and administrative expenses increased 50% to $2.9 million for 2006 from $1.9 million for 2005. The increase in expenses is primarily due to an increase of $593,000 in non-cash stock option compensation expense, an increase of $184,000 in investor relations expenses and an increase of $66,000 in costs associated with meeting the requirements of Section 404 of the Sarbanes-Oxley Act.
Net loss for the three-month period ended December 31, 2006, was ($5.4) million or ($0.54) per share as compared to a net loss of ($2.3) million or ($0.22) per share for the same period in 2005 and was ($14.2) million or ($1.40) per share for the twelve-month period ended December 31, 2006 as compared to ($7.4) million or ($0.77) per share for the same period in 2005. The increase in loss per share for the three-month and twelve-month periods ended December 31, 2006 was primarily due to increased spending in our clinical development programs and an increase in non-cash stock option compensation expense.
As of December 31, 2006, Repros had cash, cash equivalents and marketable securities of approximately $6.7 million as compared to $16.8 million at December 31, 2005 and had 10,150,962 shares of common stock outstanding on December 31, 2006. Due to the completion of our follow-on offering on February 5, 2007, as of February 28, 2007, Repros had cash, cash
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equivalents and marketable securities of approximately $36.8 million and 12,774,295 shares of common stock outstanding.
Clinical Development Update
Interim results of Repros’ Phase 2 clinical trials of Proellex™, an oral drug being developed to relieve symptoms of uterine fibroids and endometriosis, and Phase 3 trial of Androxal®, an oral drug that treats secondary hypogonadism, were reported in December 2006.
Proellex
Full data from the ongoing three-month U.S. Phase 2 trial of Proellex for the treatment of uterine fibroids is expected in mid-year 2007 and interim data from the subsequent 12-month extension trial is anticipated in the fourth quarter of 2007. Pending positive results, Repros anticipates initiating a pivotal U.S. Phase 3 program with Proellex in patients with uterine fibroids by the end of 2007.
Full data from the ongoing six-month European Phase 1/2 trial of Proellex for the treatment of endometriosis is expected in the third quarter of 2007. Repros recently initiated a European 12-month extension trial and expects interim data from that trial in mid-year 2008. The Company anticipates initiating a U.S. Phase 2 trial of Proellex in patients with endometriosis in the third quarter of 2007.
Androxal
Full data from Repros’ six-month U.S. non-pivotal Phase 3 trial of Androxal for the treatment of men with testosterone deficiency resulting from secondary hypogonadism is expected in the third quarter of 2007 and interim data from the subsequent 12-month extension trial is anticipated in the first half of 2008. Pending positive results and agreement with the FDA, Repros anticipates initiating a pivotal U.S. Phase 3 program with Androxal by year end 2007.
About Repros Therapeutics
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company’s lead compound, is a progesterone receptor modulator currently being studied in a U.S. Phase 2 clinical trial for the treatment of symptoms associated with uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. In addition, Proellex™ is being studied in a European Phase 2 clinical trial for the treatment of symptoms associated with endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men due to secondary hypogonadism.
For more information, please visit the Company’s website at http://www.reprosrx.com.
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Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, September 30, 2006, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)

Revenues
Research and development grants	$—	$—	$—	$4
Interest income	110	174	596	630

Total revenues	110	174	596	634

Expenses
Research and development	4,668	1,869	11,912	6,101
General and administrative	890	567	2,879	1,924

Total expenses	5,558	2,436	14,791	8,025

Net loss	$(5,448)	$(2,262)	$(14,195)	$(7,391)

Net loss per share — basic and diluted	$(0.54)	$(0.22)	$(1.40)	$(0.77)

Shares used in loss per share calculation:
Basic	10,151	10,080	10,147	9,647
Diluted	10,151	10,080	10,147	9,647
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005

Cash and cash equivalents	$1,136	$2,165
Marketable securities	5,600	14,667
Other currents assets	225	231
Fixed assets (net)	65	19
Other assets (net)	823	600

Total assets	$7,849	$17,682

Accounts payable and accrued expenses	$4,059	$727
Stockholders’ equity	3,790	16,955

Total liabilities and stockholders’ equity	$7,849	$17,682